EXHIBIT 99.1

Westmoreland Reports
First Quarter 2010 Results

Colorado Springs, Colorado — May 10, 2010 — Westmoreland Coal Company (NYSE Amex:WLB) reported today its first quarter 2010 financial results.
Highlights
•	Total revenues were $126.4 million for the quarter, 3.8% higher than revenues for the same period in the prior fiscal year.

•	Operating income increased 220% to $5.3 million, compared to a loss of $4.4 million in the same period for the prior year, an improvement of $9.7 million. Reductions in heritage costs of $3.1 million and selling and administrative costs of $0.8 million were major contributors to this improvement. Also contributing to the improvement were the start of new coal supply agreements and price increases under existing agreements.

•	The company recorded a charge of $4.8 million during the quarter related to the valuation of the conversion feature in its convertible debt as a result of an increase in its stock price. After this charge, net loss attributable to common shareholders was $3.2 million ($0.30 per basic and diluted share). In the prior year, the Company recorded income of $3.8 million due to this feature as its stock price experienced a decline during that same quarter. After recording this income, the company recorded a loss of $5.6 million ($0.59 per basic and diluted share). Excluding the charges and income related to the conversion feature, the Company’s profits increased by $11.0 million from the first quarter of 2009 to the first quarter of 2010.

•	Westmoreland continues its strong safety performance into the first quarter of 2010 with reportable and lost time incident rates significantly below national averages.
“We are very pleased with these results,” said Keith E. Alessi, Westmoreland’s President and CEO. “Reflected in these numbers is the impact of the many cost control and efficiency initiatives that we have pursued. We expect to continue to see improvements in our 2010 results compared to 2009; however, the planned maintenance shutdowns of our ROVA facilities during May will negatively impact the second quarter.”
“Many companies took large charges during the first quarter associated with changes in tax provisions under the recently enacted national health care legislation. Since Westmoreland established full reserves against its tax loss carryforwards and other tax assets, we were not subject to such charges. However, there are numerous new provisions in the law related to black lung liabilities as well as health care. As detailed regulations become available, we will review these with our actuaries to ascertain whether they have any accounting impact on the company. It is impossible at this time to assess what impact, if any, these changes in the law will have.”

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The Company’s revenues in the first quarter of 2010 increased to $126.4 million from $121.8 million in 2009. This increase was primarily due to favorable terms in coal supply agreements as discussed above.
Coal Segment
The following table shows comparative coal revenues, operating income, production, and percentage changes between periods:

	Three Months Ended March 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$103,550	$99,953	$3,597	3.6%
Operating income	7,352	2,321	5,031	216.8%
Tons sold — millions of equivalent tons	6.3	6.7	(0.4)	(6.0)%
First quarter 2010 coal revenues increased to $103.6 million, compared with $100.0 million in the first quarter of 2009. Despite a slight decrease in tons sold; coal revenues still increased primarily due to price increases under existing coal supply agreements and the start of new agreements, including the new cost-plus contract with its Rosebud Mine’s Unit 1&2 buyers.
Coal segment’s operating income was $7.4 million in the first quarter of 2010 compared to operating income of $2.3 million in the first quarter of 2009. This $5.0 million increase was primarily due to the price increases and new agreements described above and from $1.1 million of first quarter 2010 earnings recognized from the Company’s Indian Coal Production Tax Credit monetization transaction.
Power Segment
The following table shows comparative power revenues, operating income, production, and percentage changes between periods:

	Three Months Ended March 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$22,889	$21,845	$1,044	4.8%
Operating income	4,172	2,981	1,191	40.0%
Megawatts hours — thousands	435	397	38	9.6%
First quarter 2010 power segment revenues increased to $22.9 million compared to $21.8 million in the first quarter 2009. This increase is primarily from increased megawatt hours sold as a result of a planned outage occurring in the first quarter of 2009. A comparable outage will occur during the second quarter of 2010.
Power segment’s operating income increased to $4.2 million in the first quarter of 2010 compared to $3.0 million in the first quarter of 2009. This $1.2 million increase was primarily from increased megawatt hours sold and decreased maintenance expenses as a result of the first quarter 2009 planned outage.

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Heritage Segment
First quarter 2010 heritage operating expenses were $4.1 million compared to $7.8 million in the first quarter of 2009. This decrease of $3.7 million was primarily due to the agreement the Company entered into to modernize the method to provide prescription drugs to retirees and the elimination of postretirement medical benefits for non-represented employees. In addition, the Company’s selling and administrative costs decreased due to significant expenses in the first quarter of 2009 related to heritage cost containment efforts. These decreases were offset with an unfavorable change in the valuation of the Company’s Black Lung liabilities due to changes in discount rates.
Corporate Segment
The Company’s corporate segment’s operating expenses of $1.9 million in the first quarter of 2010 remained virtually unchanged from the first quarter of 2009.
Other Income (Expense) and Income Tax Benefit
The Company’s other expense for the first quarter of 2010 increased to $9.1 million compared with $1.3 million of expense for the first quarter of 2009. Excluding $8.6 million of combined 2010 and 2009 impact of the fair value adjustment on the conversion feature in the Company’s convertible debt, other expense decreased $0.8 million. This decrease was primarily due to $0.7 million of gains on sales of securities during the first quarter of 2010.
The Company’s first quarter 2010 income tax benefit was $0.1 million compared with a $0.5 million benefit in the first quarter of 2009. Excluding a $0.6 million tax effect of other comprehensive income gains taken in 2009, income tax benefit remained virtually unchanged.
Cash Flow from Operations
Cash provided by operating activities decreased $4.1 million in the three months ended March 31, 2010, compared to the three months ended March 31, 2009. Cash receipts decreased in the first quarter of 2010 from the first quarter of 2009 primarily due to a scheduled decrease in the payments ROVA collects from its customer. This decrease was offset with increased cash receipts from the Company’s Indian Coal Tax Credit monetization transaction and decreased heritage cash costs.
Liquidity
The Company’s WRI subsidiary did not comply with its covenant requirements and has therefore classified its $11.4 million term debt as a current liability. WRI’s non-compliance with loan covenants triggers a cross default on the Company’s convertible notes and as a result, has also classified $11.7 million of its convertible note debt as a current liability.
As a result of a decrease in heritage health benefit costs, the Company’s ability to access funds from WRI’s revolving line of credit and an increase in WRI’s term debt, the Company anticipates that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future, although by a small margin. The Company’s projections assume a significant increase in tons delivered and an increase in its power segments profits in 2010 (following coal customer shutdowns in the second and third quarters of 2009 and also an unanticipated shutdown at ROVA in the fourth quarter of 2009), that WRI’s lender will not require prepayment or accelerate the repayment schedule of its debt and the renewal of WRI’s revolving line of credit prior to its November 18, 2010 expiration. The Company does not currently expect to rely on proceeds from sales of assets or securities or other capital-raising transactions in order to satisfy its liquidity needs during the remainder of 2010.

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Safety
Westmoreland continued to experience strong safety performance during the first quarter of 2010. Specifically, the Company’s operations achieved reportable and lost time incident rates of 0.65 and 0.65, respectively, for the first quarter of 2010, compared to rates of 1.11 and 0.37 for the first quarter of 2009. Westmoreland’s reportable and lost time incident rates during the first quarter of 2010 were significantly below the national averages, which were 2.07 and 1.41 for the most recent period available.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended March 31, 2010, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Forward-Looking Information
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make that: the Company’s anticipation that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future, although by a small margin; we do not currently expect to rely on proceeds from sales of assets or securities or other capital-raising transactions in order to satisfy our liquidity needs during the remainder of 2010; and Mr. Alessi’s statement that, “We expect to continue to see improvements in our 2010 results compared to 2009.”
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in our postretirement medical benefit, pension and black lung obligations and the impact of the recently enacted health care legislation;

•	inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;

•	our ability to maintain compliance with debt covenant and waiver agreement requirements; or in cases of non-compliance with our debt covenants, that our lenders will not accelerate payment schedules and our ability to obtain waivers, if necessary;

•	the inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements or reductions in planned coal deliveries;

•	the structure of ROVA’s contracts with its lenders, coal suppliers and the power purchaser, which could dramatically affect the overall profitability of ROVA;

•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” under Part II, Item 1A of the first quarter 2010 Form 10-Q and under Part I, Item 1A of the 2009 Form 10-K.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for them to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Keith Alessi (719) 442-2600

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Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands, except per share data)
Revenues	$126,439	$121,798

Cost, expenses and other:
Cost of sales	97,677	97,727
Depreciation, depletion and amortization	11,392	10,732
Selling and administrative	9,976	10,740
Heritage health benefit expenses	3,915	6,983
Loss on sales of assets	71	18
Other operating income	(1,906)	—

	121,125	126,200

Operating income (loss)	5,314	(4,402)

Other income (expense):
Interest expense	(5,723)	(5,836)
Interest income	410	887
Other income (loss)	(3,836)	3,607

	(9,149)	(1,342)

Loss before income taxes	(3,835)	(5,744)
Income tax benefit from operations	(90)	(455)

Net loss	(3,745)	(5,289)
Less net loss attributable to noncontrolling interest	(890)	—

Net loss attributable to the Parent company	(2,855)	(5,289)
Less preferred stock dividend requirements	340	340

Net loss applicable to common shareholders	$(3,195)	$(5,629)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.30)	$(0.59)

Weighted average number of common shares outstanding:
Basic and diluted	10,521	9,608
See accompanying Notes to Consolidated Financial Statements.

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Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Cash Flow (Unaudited)
Net cash provided by operating activities	$13,296	$17,420
Net cash used in investing activities	(3,941)	(10,281)
Net cash used in financing activities	(2,114)	(3,346)

	March 31,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$778,518	$772,728
Total debt	$253,022	$254,695
Working capital deficit	$(62,593)	$(74,976)
Total deficit	$(142,778)	$(141,799)
Common shares outstanding	10,619	10,346

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